Exhibit 3.1
RENT-A-CENTER, INC.
AMENDED AND RESTATED BYLAWS
DATED SEPTEMBER 23, 2010
ARTICLE I
MEETINGS OF STOCKHOLDERS
     Section 1. Annual Meetings of Stockholders. The annual meeting of the stockholders of Rent-A-Center, Inc. (the “ Corporation ”) shall be held on such day as may be designated from time to time by the Board of Directors and stated in the notice of the meeting, and on any subsequent day or days to which such meeting may be adjourned, for the purposes of electing directors and of transacting such other business as may properly come before the meeting. The Board of Directors shall designate the place and time for the holding of such meeting, and not less than ten (10) days nor more than sixty (60) days notice shall be given to the stockholders of the time and place so fixed. If the day designated therein is a legal holiday, the annual meeting shall be held on the first succeeding day which is not a legal holiday. If for any reason the annual meeting shall not be held on the day designated therein, the Board of Directors shall cause the annual meeting to be held as soon thereafter as may be convenient.
     Section 2. Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or majority of an entire committee of the Board of Directors. The Board of Directors shall designate the place and time for the holding of such meeting, and shall provide, unless otherwise required by law, not less than ten (10) days nor more than sixty (60) days notice shall be given to the stockholders of the time and place so fixed.
     Section 3. Notice of Stockholder Business and Nominations.
          (A) Annual Meetings of Stockholders.
               (1) At any annual meeting of the stockholders, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors or (c) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation who (i) was a stockholder of record of the Corporation at the time the notice provided for in this Section 3 of Article I was delivered to the Secretary of the Corporation and at the time of the annual meeting, (ii) shall be entitled to vote at such annual meeting, and (iii) complies with the provisions of these Bylaws set forth in Section 3 and Section 4 of Article I as to such nomination or business. Clause (c) shall be the exclusive means for a stockholder to make nominations or other business proposals before an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 or Rule

14a-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and set forth in the Corporation’s notice of meeting).
               (2) Without qualification or limitation, subject to Section 3(C)(4) of these Bylaws, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 3(A)(1)(c) of Article I, the stockholder, in addition to any other applicable requirements, must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 4 of these Bylaws) and timely updates and supplements thereof in writing to the Secretary of the Corporation and any such proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice to the Secretary of the Corporation (whether given pursuant to this Section 3(A)(2) of Article I or Section 3(B) of Article I) shall set forth:
                    (a) as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (iv) with respect to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 4 of this Article I;
                    (b) if the notice relates to any business other than the nomination of a director or directors that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (v) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and
                    (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates, associates or others acting in concert therewith, (ii)(A) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and of their respective affiliates, associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including where the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in shares of the underlying class or series of capital stock of the Corporation, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or of any affiliates, associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, “Short Interests”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, and (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require (i) to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including with respect to qualifications established by any committee of the Board; (ii) to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation; and (iii) that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.
                    (3) In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
                    (4) Notwithstanding anything in the second and third sentence of paragraph (A)(2) of this Section 3 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
          (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that the directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 3 is delivered to the Secretary of the Corporation at the time of the special meeting, who is entitled to vote at the meeting and who complies with the provisions of these Bylaws set forth in Section 3 and Section 4 of Article I as to such nomination. The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations before a special meeting of stockholders (other than matters properly brought under Rule 14a-8 or Rule 14a-11 under the Exchange Act and set forth in the Corporation’s notice of meeting). Subject to Section 3(C)(4) of these Bylaws, in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, provided that the stockholder gives timely notice in the same manner as required by paragraph (A)(2) of this Section 3 with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 4 of this Article I) and timely updates and supplements the same in writing to the Secretary of the Corporation. In order to be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
          (C) General.
               (1) Subject to Section 2 of Article II, only such persons who are nominated in accordance with the procedures set forth in this Section 3 of Article I shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 3 of Article I. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) or these Bylaws, the Chairman of the meeting shall have the power (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 3 of Article I and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 3 of Article I, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded. Notwithstanding the foregoing provisions of this Section 3 of Article I, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present such nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3 of Article I, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of the stockholders.
               (2) For purpose of this Section 3 of Article I, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
               (3) Notwithstanding the provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 3 and Section 4 of these Bylaws.
               (4) Nothing in this Section 3 and Section 4 of Article I shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act,

(b) of stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to Rule 14a-11 under the Exchange Act, or (c) of the holders of any series of Preferred Stock, if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws. Subject to Rule 14a-8 and Rule 14a-11 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.
     Section 4. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation (or, in the case of a nomination brought under Rule 14a-11 of the Exchange Act, to serve as a director of the Corporation), a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3 of Article I of these Bylaws or, in the case of a nomination brought under Rule 14a-11 of the Exchange Act, prior to the time such person is to begin service as a director) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time.
     Section 5. Place of Meetings. Every annual or special meeting of the stockholders shall be held at such place within or without the State of Delaware as the Board of Directors may designate, or, in the absence of such designation, at the registered office of the Corporation in the State of Delaware.
     Section 6. Notice of Meetings. Written notice of every meeting of the stockholders shall be given by the Secretary of the Corporation to each stockholder of record entitled to vote at the meeting, by placing such notice in the mail not less than ten (10) nor more than sixty (60) days, prior to the day named for the meeting addressed to each stockholder at his or her address appearing on the books of the Corporation or supplied by him or her to the Corporation for the purpose of notice.

     Section 7. Record Date. The Board of Directors may fix a date, not less than ten (10) or more than sixty (60) days preceding the date of any meeting of stockholders, as a record date for the determination of stockholders entitled to notice of, or to vote at, any such meeting. The Board of Directors shall not close the books of the Corporation against transfers of shares during the whole or any part of such period.
     Section 8. Proxies. The notice of every meeting of the stockholders may be accompanied by a form of proxy approved by the Board of Directors in favor of such person or persons as the Board of Directors may select.
     Section 9. Quorum and Voting. A majority of the outstanding shares of stock of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of the stockholders, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. Each director shall be elected by the vote of the majority of the votes cast with respect to the nominee at any meeting at which directors are to be elected at which a quorum is present; provided, however, that the directors shall be elected by the vote of a plurality of votes cast on the election of directors at any meeting of stockholders for which (i)(A) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 3(A)(2) and Section 3(B) of these Bylaws, as applicable, or (B) the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with Rule 14a-11 under the Exchange Act, and (ii) in either case, such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. For all matters as to which no other voting requirement is specified by the General Corporation Law of the State of Delaware, as amended (the “General Corporation Law”), the Certificate of Incorporation, or these Bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy at the meeting (as counted for purposes of determining the existence of a quorum at the meeting). In the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of the Nasdaq Stock Market, Inc. or any other exchange or quotation system on which the capital stock of the Corporation is quoted or traded, the requirements of Rule 16b-3 under the Exchange Act or any provision of the Internal Revenue Code, in each case for which no higher voting requirement is specified by the General Corporation Law, the Certificate of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Internal Revenue Code provision, as the case may be (or the highest such requirement if more than one is applicable). For the ratification of the appointment of independent public accountants (if submitted for a vote of the stockholders), the vote required for approval shall be a majority of the votes cast on the matter.
     Section 10. Adjournment. Any meeting of the stockholders may be adjourned from time to time, without notice other than by announcement at the meeting at which such adjournment is taken, and at any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided , that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.
ARTICLE II
BOARD OF DIRECTORS
     Section 1. Number of Directors. The business, affairs and property of the Corporation shall be managed by a board of directors divided into three classes as provided in the Certificate of Incorporation of the Corporation. Unless otherwise provided by law, the number of directors constituting the Board of Directors shall be determined from time to time by resolutions adopted by a majority of the entire Board of Directors. Each director shall hold office for the full term to which he shall have been elected and until his successor is duly elected and shall qualify, or until his earlier death, resignation or removal. A director need not be a resident of the State of Delaware or a stockholder of the Corporation.
     Section 2. Vacancies. Except as provided in the Certificate of Incorporation of the Corporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     Section 3. Removal by Stockholders. No director of the Corporation shall be removed from his office as a director by vote or other action of stockholders or otherwise except for cause.
     Section 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Delaware, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time or place of holding regular meetings of the Board of Directors may be changed by the Chairman of the Board or the President by giving written notice thereof as provided in Section 6 of this Article II.
     Section 5. Special Meeting. Special meetings of the Board of Directors shall be held, whenever called by the Chairman of the Board, the President, by a majority of the directors or by resolution adopted by the Board of Directors, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting.
     Section 6. Notice. Written notice of the time and place of, and general nature of the business to be transacted at, all special meetings of the Board of Directors, and written notice of any change in the time or place of holding the regular meetings of the Board of Directors, shall be given to each director personally or by mail, e-mail or by telegraph, telecopier or similar communication at least one day before the day of the meeting; provided, however , that notice of any meeting need not be given to any director if waived by him in writing, or if he shall be present at such meeting.
     Section 7. Quorum. A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business, but a lesser number may adjourn from day to day until a quorum is present.
     Section 8. Voting. Except as otherwise provided herein or in the Certificate of Incorporation of the Corporation, all decisions of the Corporation’s Board of Directors shall require the affirmative vote of a majority of the directors of the Corporation then in office, or a majority of the members of the Executive Committee of the Board of Directors, to the extent such decisions may be lawfully delegated to the Executive Committee.
     Section 9. Action by Written Consent. Any action which may be taken at a meeting of the directors or of any committee thereof may be taken without a meeting if consent in writing setting forth the action so taken shall be signed by all of the directors or members of such committee as the case may be and shall be filed with the Secretary of the Corporation.
     Section 10. Chairman. The Board of Directors may designate one or more of its number to be Chairman of the Board and chairman of any committees of the Board and to hold such other positions on the Board as the Board of Directors may designate.
ARTICLE III
COMMITTEES
     Section 1. The Board of Directors may, by resolution adopted by a majority of the full Board of Directors of the Corporation, designate from among its members one or more committees, each of which shall be comprised of one or more of its members, and may designate one or more of its members as alternate members of any committee, who may, subject to any limitations by the Board of Directors of the Corporation, replace absent or disqualified members at any meeting of the committee. Any such committee, to the extent provided in such resolution or in the Certificate of Incorporation or these Bylaws, shall have and may exercise all of the authority of the Board of Directors of the Corporation to the extent permitted by the General Corporation Law.
     Section 2. The Board of Directors of the Corporation shall have the power at any time to change the membership of any such committee and to fill vacancies in it. A majority of the number of members of any such committee shall constitute a quorum for the transaction of business unless a greater number of members is required by a resolution adopted by the Board of Directors of the Corporation. The act of the majority of the members of a committee present at any meeting at which a quorum is present shall be the act of the Committee, unless the act of a greater number is required by a resolution adopted by the Board of Directors of the Corporation. Each such committee may elect a chairman and appoint such subcommittees and assistants as it may deem necessary. Except as otherwise provided by the Board of Directors of the Corporation, meetings of any committee shall be conducted in accordance with these Bylaws. Any member of any such committee elected or appointed by the Board of Directors of the Corporation may be removed by the Board of Directors of the Corporation whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of a member of a committee shall not itself create contract rights.
     Section 3. Any action taken by any committee of the Board of Directors shall be promptly recorded in the minutes and filed with the Secretary of the Corporation.
ARTICLE IV
OFFICERS
     Section 1. Designation and Removal. The officers of the Corporation shall consist of a Chairman of the Board, Chief Executive Officer, President, Secretary, Treasurer, Chief Operating Officer, Chief Financial Officer, one or more Vice Presidents, and such other officers as may be named by the Board of Directors. Any number of offices may be held by the same person. All officers shall hold office until their successors are elected or appointed, except that the Board of Directors may remove any officer at any time at its discretion.
     Section 2. Powers and Duties. The officers of the Corporation shall have such powers and duties as generally pertain to their offices, except as modified herein or by the Board of Directors, as well as such powers and duties as from time to time may be conferred by the Board of Directors. The Chairman of the Board shall have such duties as may be assigned to him by the Board of Directors and shall preside at meetings of the Board and at meetings of the stockholders. In addition to the other powers and duties conferred upon the Chief Executive Officer by the Board of Directors, the Chief Executive Officer of the Corporation shall have the duty and responsibility for the general supervision over the business, affairs, and property of the Corporation.
ARTICLE V
SEAL
     The seal of the Corporation shall be in such form as the Board of Directors shall prescribe.
ARTICLE VI
CERTIFICATES OF STOCK
     The shares of stock of the Corporation shall be represented by certificates of stock; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares; provided, further , that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request, every holder of uncertificated shares shall be entitled to have a certificate signed by the President, a Vice President or other officer designated by the Board of Directors, countersigned by the Treasurer or the Secretary or an Assistant Treasurer or an Assistant Secretary. Such signature of the President, Vice President, or other officer, such countersignature of the Treasurer or Secretary or Assistant Treasurer or Assistant Secretary, and such seal, or any of them, may be executed in facsimile, engraved or printed. In case any officer who has signed or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue. Said certificates of stock shall be in such form as the Board of Directors may from time to time prescribe.

ARTICLE VII
INDEMNIFICATION
     Section 1. General. The Corporation shall indemnify, and advance Expenses (as this and as other capitalized words not otherwise defined herein are defined in Section 14 of this Article) to, Indemnitee to the fullest extent permitted by applicable law in effect on the date of effectiveness of these Bylaws, and to such greater extent as applicable law may thereafter permit. The rights of Indemnitee provided under the preceding sentence shall include, but not be limited to, the right to be indemnified to the fullest extent permitted by § 145(b) of the Delaware General Corporation Law in Proceedings by or in the right of the Corporation and to the fullest extent permitted by § 145(a) of the Delaware General Corporation Law in all other Proceedings.
     Section 2. Expenses Related to Proceedings. If Indemnitee is, by reason of his Corporate Status, a witness in or a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to each Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter.
     Section 3. Advancement of Expenses. Indemnitee shall be advanced Expenses within ten (10) days after requesting them to the fullest extent permitted by § 145(e) of the Delaware General Corporation Law.
     Section 4. Request for Indemnification. To obtain indemnification, Indemnitee shall submit to the Corporation a written request with such information as is reasonably available to Indemnitee. The Secretary of the Corporation shall promptly advise the Board of Directors of such request.
     Section 5. Determination of Entitlement; No Change of Control. If there has been no Change of Control at the time the request for indemnification is sent, Indemnitee’s entitlement to indemnification shall be determined in accordance with § 145(d) of the Delaware General Corporation Law. If entitlement to indemnification is to be determined by Independent Counsel, the Corporation shall furnish notice to Indemnitee within ten (10) days after receipt of the request for indemnification, specifying the identity and address of Independent Counsel. The Indemnitee may, within fourteen (14) days after receipt of such written notice of selection, deliver to the Corporation a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel and the objection shall set forth with particularity the factual basis of such assertion. If there is an objection to the selection of Independent Counsel, either the Corporation or Indemnitee may petition the Court of Chancery of the State of Delaware or any other court of competent jurisdiction for a determination that the objection is without a reasonable basis and/or for the appointment of Independent Counsel selected by the Court.

     Section 6. Determination of Entitlement; Change of Control. If there has been a Change of Control at the time the request for indemnification is sent, Indemnitee’s entitlement to indemnification shall be determined in a written opinion by Independent Counsel selected by Indemnitee. Indemnitee shall give the Corporation written notice advising of the identity and address of the Independent Counsel so selected. The Corporation may, within seven (7) days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection. Indemnitee may, within five (5) days after the receipt of such objection from the Corporation, submit the name of another Independent Counsel and the Corporation may, within seven (7) days after receipt of such written notice of selection, deliver to the Indemnitee a written objection to such selection.
     Any objection is subject to the limitations in Section 5 of this Article. Indemnitee may petition the Court of Chancery of the State of Delaware or any other Court of competent jurisdiction for a determination that the Corporation’s objection to the first and/or second selection of Independent Counsel is without a reasonable basis and/or for the appointment as Independent Counsel of a person selected by the Court.
     Section 7. Procedures of Independent Counsel. If a Change of Control shall have occurred before the request for indemnification is sent by Indemnitee, Indemnitee shall be presumed (except as otherwise expressly provided in this Article) to be entitled to indemnification upon submission of a request for indemnification in accordance with Section 4 of this Article, and thereafter the Corporation shall have the burden of proof to overcome the presumption in reaching a determination contrary to the presumption. The presumption shall be used by Independent Counsel as a basis for a determination of entitlement to indemnification unless the Corporation provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel convinces him by clear and convincing evidence that the presumption should not apply.
     Except in the event that the determination of entitlement to indemnification is to be made by Independent Counsel, if the person or persons empowered under Section 5 or 6 of this Article to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within sixty (60) days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by law. The termination of any proceeding or of any matter therein by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.
     Section 8. Independent Counsel Expenses. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred acting pursuant to this Article and in any proceeding to which it is a party or witness in respect of its investigation and written report and shall pay all reasonable fees and expenses incident to the procedures in which such

Independent Counsel was selected or appointed. No Independent Counsel may serve if a timely objection has been made to his selection until a Court has determined that such objection is without a reasonable basis.
     Section 9. Adjudication. In the event that (i) a determination is made pursuant to Section 5 or 6 that Indemnitee is not entitled to indemnification under this Article, (ii) advancement of Expenses is not timely made pursuant to Section 3 of this Article, (iii) Independent Counsel has not made and delivered a written opinion determining the request for indemnification (a) within ninety (90) days after being appointed by the Court, or (b) within ninety (90) days after objections to his selection have been overruled by the Court, or (c) within ninety (90) days after the time for the Corporation or Indemnitee to object to his selection, or (iv) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 5, 6 or 7 of this Article, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to this Section, the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If a determination shall have been made or deemed to have been made that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 9, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.
     The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 9 that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all provisions of this Article. In the event that Indemnitee, pursuant to this Section 9, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Article, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.
     Section 10. Nonexclusivity of Rights. The rights of indemnification and advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Article or any provision thereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article shall continue as to an Indemnitee whose Corporate Status has ceased and shall inure to the benefit of his heirs, executors and administrators.
     Section 11. Insurance and Subrogation. To the extent the Corporation maintains an insurance policy or policies providing liability insurance for directors or officers of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of coverage available for any such director or officer under such policy or policies.
     In the event of any payment hereunder, the Corporation shall be subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.
     The Corporation shall not be liable under this Article to make any payment of amounts otherwise indemnifiable hereunder if, and to the extent that, Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
     Section 12. Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
     Section 13. Certain Persons Not Entitled to Indemnification. Notwithstanding any other provision of this Article, no person shall be entitled to indemnification or advancement of Expenses under this Article with respect to any Proceeding, or any Matter therein, brought or made by such person against the Corporation.
     Section 14. Definitions. For purposes of this Article:
     “Change of Control” means a change in control of the Corporation after the date of adoption of these Bylaws in any one of the following circumstances: (i) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the “ Act ”), whether or not the Corporation is then subject to such reporting requirement; (ii) any “person” (as such term is used in Section 13(d) and 14(d) of the Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (iii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of

Directors (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.
     “Corporate Status” describes the status of a person who is or was a director or officer of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.
     “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
     “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.
     “Indemnitee” includes any person who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Section 1 or 2 of this Article by reason of his Corporate Status.
     “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.
     “Matter” is a claim, a material issue, or a substantial request for relief.
     “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 9 of this Article to enforce his rights under this Article.
     Section 15. Notices. Any communication required or permitted to the Corporation shall be addressed to the Secretary of the Corporation and any such communication to Indemnitee shall be addressed to his home address unless he specifies otherwise and shall be personally delivered or delivered by overnight mail delivery.
     Section 16. Contractual Rights. The right to be indemnified or to the advancement or reimbursement of Expenses (i) is a contract right based upon good and valuable consideration, pursuant to which Indemnitee may sue as if these provisions were set forth in a separate written contract between him or her and the Corporation, (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions, and (iii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.

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